Exhibit 10.13

DATED                        September 29, 2006

SPESCOM	(1)
and
AVEVA	(2)

SOURCE CODE LICENCE

DATE

PARTIES

1.     SPESCOM SOFTWARE INC of 10052 Mesa Ridge CT, Suite 100, San Diego, CA 92121, USA (“Spescom”)

2.     AVEVA SOLUTIONS LIMITED  of High Cross, Madingley Road, Cambridge, CB3 0HB  (“AVEVA”)

OPERATIVE TERMS

1              Definitions and interpretation

1.1           In this Agreement (except where the context otherwise requires) the following words and phrases shall have the following meanings:

“Agreement” means this source code licence agreement.

“AVEVA Group Company” means AVEVA Group plc and/or any entity which is directly or indirectly a majority owned subsidiary of AVEVA Group plc or a minority owned subsidiary of AVEVA Group plc due to local regulations;

“AVEVA Required Enhancements” means the enhancements described in the Schedule and the Specification;

“Confidential Information” means the Software, the Documentation and any other information which is designated by the party disclosing it to be confidential;

“Development Schedule” has the meaning provided in clause 4.1;

“Documentation” means any instruction manuals and other information associated with the Software which may be supplied by Spescom to AVEVA, whether in electronic form or otherwise;

“Licence” means the licence granted pursuant to clause 2;

“Restrictive Period” means the period commencing on the date of this Agreement and ending on 31 March 2008;

“Software” means the computer program described in the Schedule, including any AVEVA Required Enhancements developed by Spescom hereunder;

“Specification” has the meaning provided in clause 4.1;

“Verification Process” means the procedure set out in the Schedule; and

“Warranty Period” means the period commencing on the execution of this Agreement and terminating 90 days after acceptance of the AVEVA Required Enhancements pursuant to clause 4.1.

1.2           In the event of any conflict between the provisions of this Agreement and the provisions of the Schedule the provisions of this Agreement shall prevail.

2              Licence

2.1           In consideration of and subject to the payment of the amounts due under clause 5.1 Spescom hereby grants to AVEVA a non-exclusive, royalty free, fully paid up, worldwide, perpetual (subject to clause 11) licence to use the Software and Documentation

2.2           Use shall include the right to copy, modify, adapt, merge, translate, disassemble, decompile, recompile or reverse engineer the Software, create derivative works based on the whole of or any part of the Software and incorporate the Software into other products

2.3           Notwithstanding the foregoing, during the Restrictive Period, AVEVA’s right to licence the Software or any derivative work based thereon when it is not included with other products shall be limited to sub-licencing existing AVEVA Group company customers.

2.4           During the Restrictive Period, AVEVA shall have no right to sublicense, assign or otherwise transfer any rights hereunder in or relating to any source code version of the Software or any part thereof or of any derivative work based on the Software or any part thereof, except that AVEVA may authorize third party contractors to use source code for the sole purpose of providing services to AVEVA under a written agreement that provides that AVEVA owns all intellectual property rights in any derivative work based upon, or other work created through the use of, any such source code and that prohibits such third party from disclosing such source code or from using such source code except for AVEVA’s sole benefit. For the avoidance of doubt nothing in this clause shall restrict AVEVA’s right to sublicence the object code of the Software, any part thereof or any derivative work.

2.5           AVEVA agrees that it will not for a period commencing on the date of this Agreement and ending 1 year thereafter actively offer a product that includes substantial functionality from the Software to those of Spescom’s customers set out in the Schedule.

3              Delivery

3.1           Within 5 working days of the date of this Agreement, Spescom shall permit AVEVA to carry out the Verification Process.

3.2           During the Verification Process Spescom shall provide to AVEVA a listing of all errors known to Spescom in the Software together with all fixes then developed by or for Spescom for the same.

3.3           AVEVA shall have 15 working days from the date of this Agreement in which to reject the Software failing which the Software shall be deemed to be accepted.

4              Development Services

4.1           Spescom shall deliver to AVEVA  a detailed specification (the “Specification”) for the AVEVA Required Enhancements by 6 October 2006.  AVEVA shall have five working days from the date of delivery of the Specification in which to reject or suggest changes failing which the Specification shall be deemed to be accepted. Spescom shall develop and complete the AVEVA Required Enhancements in accordance with the Specification for delivery to AVEVA on or before 30 November 2006 unless otherwise agreed in writing by AVEVA  and shall provide AVEVA with a copy of the source code. AVEVA shall have fifteen working days from the date of delivery of the AVEVA Required Enhancements in which to reject or suggest changes failing which the AVEVA Required Enhancements shall be deemed accepted.  Spescom shall carry out the work with reasonable diligence and despatch and with reasonable skill and expertise.

4.2           Spescom agrees that the AVEVA Required Enhancements shall be deemed to be part of the Software included in the Licence.

4.3           In the event that Spescom fails to develop the AVEVA Required Enhancements before 30 November 2006 (or any later date agreed by AVEVA in accordance with clause 4.1) for whatever reason it shall deliver the source code of the AVEVA Required Enhancements to AVEVEA in its then current state and shall grant AVEVA the right to carry on developing the AVEVA Required Enhancements for AVEVA’s own benefit.

4.4           AVEVA agrees that it will not execute a demonstration using the object code of the AVEVA Required Enhancements until either payment has been made by AVEVA under clause 5.2 or the trigger event of clause 4.3 has occurred.

4.5           In order to assist in the transfer of knowledge between the parties Spescom shall, for a period of 6 months from the date of execution of this Agreement:

4.5.1                provide a minimum of three Spescom software engineers at Spescom’s San Diego premises or at other locations as agreed in writing between the parties.  AVEVA agrees to pay for such employees on a daily rate basis as set out in the Schedule and to pay any reasonably incurred associated travel, meal and lodging expenses; and

4.5.2                allow AVEVA to locate up to five employees of any of the AVEVA Group Companies at Spescom’s offices, at AVEVA’s sole expense, and subject to any reasonable requirements imposed by Spescom regarding outside personnel temporarily located at Spescom’s facilities and to pay (but only in relation to those AVEVA employees not involved in AVEVA Required Enhancements) usage charge rates per office used as set out in the Schedule.

5              Payment

5.1           Upon completion of the Verification Process to AVEVA’s satisfaction pursuant to clause 3 AVEVA shall pay a licence fee of one milliontwo hundred thousand US dollars ($1,200,000) to Spescom.

5.2           On acceptance of the AVEVA Required Enhancements pursuant to clause 4.1 AVEVA shall pay Spescom a licence and development fee of eight hundred thousand US dollars ($800,000).

5.3           AVEVA shall pay any VAT, sales or use tax, or other local, state, provincial or national tax and any related interest or penalties arising out of or in connection with the transactions contemplated by this Agreement, other than taxes based on Spescom’s net income.  Late fees shall accrue at the rate of one percent (1%) per month on any amounts that are not paid when due hereunder.

6              Intellectual property rights

6.1           As between Spescom and AVEVA, Spescom shall own all intellectual property rights in or relating to the Software or to any AVEVA Required Enhancements developed solely or jointly by Spescom hereunder.

6.2           Spescom acknowledges that all intellectual property rights in any modifications to the Software or derivatives thereof made by AVEVA or by any third party on behalf of AVEVA shall belong to AVEVA, subject to Spescom’s ownership of the underlying Software and AVEVA Required Enhancements developed solely or jointly by Spescom hereunder.

6.3           Spescom hereby grants to AVEVA a right of action under section 101A Copyright, Designs and Patents Act 1988 against any third party which infringes Spescom’s intellectual property rights in the Software.

6.4           In the event of any claim being brought against AVEVA that use or possession of the Software or the Documentation infringes the intellectual property rights of any third party, Spescom shall defend such claim at its sole expense and shall pay any judgement, costs and expenses awarded for such infringement or settlement of such claim of infringement, provided that AVEVA promptly notifies Spescom in writing of such claim, tenders sole control of the defence and settlement thereof to Spescom and, upon payment of its reasonable costs, gives Spescom reasonable assistance with the conduct or settlement of any such negotiations or litigation.  Notwithstanding the foregoing, Spescom shall have no obligation under this clause 6.4 or clause 6.5 in connection with any claim of infringement based upon (i) any version of the Software modified by AVEVA or any third party to the extent that the claim relates to such modifications or (ii) changes made to the Specification at AVEVA’s request.

6.5           In the event of a meritorious or successful claim that the use by AVEVA or any of its licensees of the Software or the Documentation infringes the intellectual propertyrights of a third party (including without limitation any subsidiary of Spescom or other affiliated entity), Spescom shall make commercially reasonable efforts at its own expense to:

6.5.1                procure the right for AVEVA to continue using the Software and/or the Documentation;

6.5.2                make such alterations, modifications or adjustments to the Software and/or the Documentation so that they become non infringing; or

6.5.3                replace the Software and/or the Documentation with non-infringing software and/or documentation.

6.6           In the event that Spescom fails to resolve a meritorious or potentially successful claim by taking one of the actions under clause 6.5, Spescom shall repay to AVEVA the fees paid by AVEVA pursuant to clause 5, depreciated on a straight line basis at a rate of one third per year over the period from the date the fees were paid to the date that the relevant claim was initiated and AVEVA shall have the right to take over dealing with the claim.

7              Warranties

7.1           Spescom warrants, represents and undertakes to AVEVA as follows:

7.1.1                it is the exclusive legal and beneficial owner of or is licensed (whether by a subsidiary of Spescom, other affiliated entity or any other third party) to use all rights, title and interest in the Software and has not entered into any agreement that impairs its ability to licence the Software to AVEVA hereunder or that would be inconsistent with Spescom’s warranties and obligations under this Agreement;

7.1.2                Subject to clause 7.2 Spescom is entitled to licence the Software to AVEVA and has not entered into any agreement which might affect its ability to license the Software to AVEVA or enter into this Licence or which would be inconsistent with Spescom’s warranties and obligations under this Licence;

7.1.3                to Spescom’s knowledge, there are no allegations or proceedings, pending or threatened, which assert that development, manufacture, use or sale of the Software infringes or will infringe third party rights;

7.1.4                to Spescom’s knowledge the development, manufacture, use or sale of the Software or any product based on the Software will not infringe any third party rights;

7.1.5                it has made a full and complete disclosure to AVEVA of all agreements between Spescom and any third party which would affect AVEVA’s full and complete exercise of rights under this Agreement;

7.1.6                in the event of Spescom becoming aware of any information which might affect its ability to give the warranties and representations set out above it shall promptly notify AVEVA;

7.1.7                Spescom shall indemnify AVEVA and keep it indemnified against any and all claims, liability and costs, including legal costs, arising from breach or non-performance or the foregoing warranties, representations and undertakings; and

7.1.8                the directors of both Spescom and its parent company are fully aware of the existence and terms of this Agreement and have approved its execution by Spescom.

7.2           Notwithstanding anything to the contrary in clause 7.1, AVEVA acknowledges that Spescom has granted a lien in its intellectual property rights in the Software to Spescom Ltd. as security for repayment of a loan and that under an agreement with Spescom Ltd. related to such loan Spescom is required to obtain the consent of Spescom Ltd. to grant the License.  A copy of that certified written consent of Spescom Ltd. to grant the License is exhibited as an appendix to this Agreement.  Any reference in this clause 7.2 to Spescom Ltd. shall refer to Spescom Ltd., a South African corporation, Spescom Ltd., a United Kingdom corporation, or both, as applicable.

7.3           Spescom disclaims all implied warranties, including, without limitation, the implied warranties of merchantability, and fitness for a particular purpose.

8              Performance

8.1           Spescom warrants that the Software will during the Warranty Period substantially conform to the Specification.  If AVEVA notifies Spescom  of any failure of the Software so to conform during the Warranty Period, Spescom shall at its own expense either correct such failure to conform within a reasonable time or, if Spescom fails to correct such failure within a reasonable time, then upon return of the Software and the Documentation, provide a refund of the Licence Fees to AVEVA, in which event the License shall immediately terminate.

9              Indemnity

9.1           AVEVA shall at its sole expense defend Spescom against any claim by any third party to the extent that such claim is based upon AVEVA’s exercise of any rights under the License in relation to or other use or exploitation of any derivative work based on the Software (other than claims that the Software in the form delivered by Spescom hereunder infringes any intellectual property rights or that are based on a violation by Spescom of any of its representations and warranties provided in clause 7.1) and shall pay any judgement awarded in or settlement of any such claim, provided that Spescom promptly notifies AVEVA in writing of such claim, tenders sole control of the defence and settlement thereof to AVEVA and, upon payment of its reasonable costs, gives AVEVA reasonable assistance with the conduct or settlement of any such negotiations or litigation.

10           Limitation of liability

10.1         Nothing in this Agreement shall exclude or restrict the liability of either party to the other for death or personal injury resulting from the negligent act of one party or for liability for any fraudulent misrepresentation by a party to this Agreement.

10.2         In no circumstances shall AVEVA be liable to Spescom whether in contract, tort, negligence, breach of statutory duty or otherwise in respect of loss of profits, revenue, goodwill, business opportunity, loss of or cost of restoration of data or for use of any results obtained by use of the software or any other indirect, consequential, financial or economic loss or damage costs or expenses whatever or however arising out of or in connection with this Agreement.  In no event shall Spescom’s aggregate liability arising out of or in connection with this Agreement or the License or the Software exceed three times the amounts actually paid by AVEVA to Spescom hereunder.

10.3         The provisions of this Agreement that limit liability, disclaim warranties, or exclude consequential damages or other damages or remedies are essential terms of this Agreement that are fundamental to the parties’ understanding regarding allocation of risk.  Accordingly, such provisions shall be severable and independent of any other provisions of this Agreement and shall be enforced regardless of any breach hereof or other occurrence or condition relating in any way to this Agreement or the Software.  Without limiting the generality of the foregoing, all limitations of liability, disclaimers of warranties, and exclusions of consequential damages or other damages or remedies shall remain fully valid, effective and enforceable in accordance with their respective terms, even under circumstances that cause any exclusive remedy under this Agreement to fail of its essential purpose.

11           Term and termination

11.1         The Licence shall commence on the date of this Agreement and shall continue thereafter indefinitely unless terminated in accordance with this clause 11.

11.2         AVEVA may terminate this Agreement on not less than 30 days written notice to Spescom.

11.3         This Agreement may be terminated immediately by AVEVA if:

11.3.1              Spescom commits a material or persistent breach of any term of this Agreement and which (in the case of a breach capable of being remedied) shall not have been remedied within 30 days of a written request to remedy the same;

11.3.2              an interim order is made, or a voluntary arrangement approved, or if a petition for bankruptcy order is presented or a bankruptcy order is made against the other party or if a receiver or trustee is appointed of Spescom’s estate or a voluntary arrangement is approved or a notice is served of intention to appoint an administrator or an administrator is appointed by Court order or by any other means, or a receiver or administrative receiver is appointed over any of Spescom’s assets or undertaking or a resolution or petition to wind up Spescom is passed or presented (otherwise than for the purposes of reconstruction or amalgamation), or if any circumstances arise which entitle the Court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding up petition or make a winding up order.

11.4         AVEVA shall not, for a period of 1 year following execution of this Agreement, solicit the employment of any person who at the time of solicitation is an employee of Spescom.

11.5         Spescom may terminate this Agreement upon written notice to AVEVA (i) if AVEVA materially breaches any obligation of confidentiality hereunder or (ii) if AVEVA materially breaches any other material obligation hereunder and fails to cure such breach within thirty (30) days after written notice thereof.

11.6         Any termination of this Agreement shall be without prejudice to any other rights or remedies either party may be entitled to under this Agreement or at law.

11.7         Termination shall not affect the subsidence of any sublicences already granted by AVEVA as of the termination date (“Existing Sublicences”).

11.8         Within 30 days of termination AVEVA shall either return to Spescom or destroy all copies of the source code as supplied under this Agreement save that AVEVA shall be permitted to retain one copy for as long as AVEVA has support obligations under an Existing Sublicence.

11.9         For avoidance of doubt nothing in this Agreement shall require AVEVA to deliver or destroy copies or source code of derivative works or modifications created from the Software.

11.10       Within five (5) business days after termination, an executive officer of AVEVA shall certify to Spescom in writing that AVEVA has complied with its obligations under this clause 11 and under clause 12.  Clauses 5, 6, 9, 10, 11, 12, and 13 shall survive any termination of this Agreement and remain fully enforceable thereafter.

12           Confidentiality

12.1         Neither party shall at any time during or for a period of five years after the term of this Agreement:

12.1.1              divulge or communicate to any person, company, business entity or other organisation;

12.1.2              use for its own purposes or for any purposes other than those of the other party; or

12.1.3              through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential Information relating to the other party provided that these restrictions shall cease to apply to any such information which shall become available to the public generally otherwise than through a breach of a duty of confidentiality owed to the other party and further provided that neither party shall be restricted from disclosing the Confidential Information or any part of it pursuant to a judicial or other lawful government order, but only to the extent required by such order and subject to the party obliged to comply with such order giving the other party as much notice of the terms of the order as may be reasonably practicable and cooperating with such party in any effort to obtain a protective order or otherwise limit or avoid disclosure.  AVEVA acknowledges and agrees that due care and diligence to maintain the confidentiality of any source code shall in no event mean less care and diligence than AVEVA takes to protect its own most sensitive and valuable source code.  Further, any sublicense or license of object code for the Software or any Derivative Work based thereon must include provisions prohibiting decompilation, disassembly, or reverse engineering to the extent permitted under applicable law.

13           General

13.1         Neither party shall make any public announcement relating to this Agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority.

13.2         The failure or delay of either party hereto to exercise or enforce any right under this Agreement shall not operate as a waiver of that right or preclude the exercise or enforcement of it at any time or times thereafter.

13.3         This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes and replaces all prior licences, negotiations and discussions between the parties relating to it.

13.4         No variation of this Agreement shall be valid unless it is in writing and signed by an authorised representative of each of the parties.

13.5         Subject to clauses 2.3, 2.4 and 12, AVEVA shall be entitled to assign this Agreement and any of its rights or obligations hereunder and sub-licence the use of the Software and the Documentation.

13.6         The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement, and nothing in this Agreement shall confer or purport to confer on any third party any benefit or any right to enforce any term of this Agreement or operate to give any third party the right to enforce any term of this Agreement.

13.7         If any provision of this Agreement shall be held to be unlawful, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be severed from this Agreement and rendered ineffective as far as possible without modifying or affecting the legality, validity or enforceability of the remaining provisions of this Agreement which will remain in full force and effect.

13.8         Any notice to be given under this Agreement shall be in writing and shall be delivered by hand, sent by first class post or sent by facsimile (such notice to be confirmed by letter posted within 12 hours) to the address of the other party set out in this Agreement (or such other address as may have been notified).  Any such notice or other document shall be deemed to have been served: if delivered by hand - at the time of delivery; if sent by post - upon the expiration of 48 hours after posting; and if sent by facsimile - at 9:00am on the next business day after the facsimile was dispatched.

13.9         This Agreement shall be governed by and construed in accordance with English lawand each party hereby irrevocably submits to the non-exclusive jurisdiction of the English Courts.

SCHEDULE

Software

Spescom will deliver to AVEVA the full software source code, software building, testing, packaging and deployment utilities for the following schedule of Spescom products:

eB Document Manager

eB Document Controller

eB Item Controller

eb CAD Connect

eB Server Licence & Manager (Mandatory)

eB Distributed Vaulting

eB Publisher

eB API Toolkit

eB Mail

eB ERM (Enterprise Reports Management)

eB Workflow

eB Rendition Server

eB Full Text Retrieval

eB Capture

These products are built from the following source projects that will be delivered:

eB Server

eB Director

eB SDK

eB Web

eB CAD-Connect

eB Ascent

eB ERM

Also to include source code of all non product utilities required for execution, installation or the building of these products for the current shipping version of eB (14.3.2SP1).  Also to include all user, system function, developer, support and training documentation.

Enhancements

Share Point Integration

This covers the integration of eB 14.4.2 document management functionality with that of Microsoft Office Share Point Server 2007.

Both Share Point and eB support the vaulting of physical document files, the association of defining or describing metadata for that document, check-in and check-out to provide exclusive modification access to that document file and the sequential versioning of the document file after modification and check-in.

It is required that eB effectively represents the Share Point concept of a document (file plus metadata). It is not required that Share Point be able to represent the much more sophisticated eB concept of a document with its attendant concepts of multiple files, copies etc.

The integration will have the following features:

•      Bi-directional synchronisation of physical document files between Share Point and eB to be triggered by creation, modification or deletion of the file in either system.

•      The recording of the previous state of a file before modification as a historic version available within both systems.

•      The exchange and synchronisation of key system metadata on file modification including:

•      Locking of a document checked out in or otherwise locked in either system

•      Version sequence number should support Share Point’s major/minor versioning scheme.

•      Date and time of modification

•      User identification

•      The Windows Authenticated user account will be used as a bridge between eB users and Share Point users. (I.e. no duplication or synchronization of users between eB and SP)

•      This Windows user account will be used for individual locking and creation of data

•      A working implementation for the synchronisation of custom document metadata between systems should be provided, together with the recording in each system of the appropriate audit trail for this modification of metadata. This should assume that appropriate fields already exist in both systems. It is not expected that a system be provided for the management of the metadata schemas across both systems.

Implementation of Engineering Tags in eB

This is a new fundamental type of object for eB that represents the design basis of functional location (Tag) or capability that is identified during the design of a facility, plant or vessel that will be fulfilled by a physical piece or collection of equipment (Asset).

•      A Tag feature will be added to the Software.

•      Tags are used as the subject of or are referred to in design, procurement, construction and operational documentation which in turn bear on the physical assets fulfilling, or able to fulfil the role of that Tag.

•      Tag Codes are globally unique. It will be possible to assign alternative numbers to tags that are unique in a specific context (like project or plant).

•      A tag can be classified.

•      During the design a tag may consist of a physical item or range of alternative items the choice of which might be further refined during design down to a specific supplier’s model of equipment.

•      A further transition to an actual serialised item will be allowed. This tracking of serials does not force a change to the Tag definition.

•      The Tag object will follow the conventions of other eB objects in relation to linking to and baselining associated documents.

Preparation for Re-branding

Preparatory work to allow AVEVA to remove externally visible references of eB and Spescom from the Software.

•      Blanking of all Spescom branded splash screens and icons.

•      Locating and neutralising any Spescom branding text or copyright text that is physically compiled into the product executables and externally visible to the user.

•      Visible installation utilities should be de-branded and changed to install to an AVEVA directory.

This is not intended to include changes to documentation or help text.

Office space

Office accommodation for up to 5 AVEVA personnel (2 offices 3 cubicles) will be reserved for AVEVA use from October 2006 through March 2007 for USD 1,500 per month.

Accomodation include: furniture, phone and internet access.

Daily rate

USD 1,500 per day per software engineer

Verification Process

Spescom staff will deliver a CDROM/DVD of eB and utilities source code, system, coding, user and training documentation, test scripts and build scripts, with the  aim that a single CDROM/DVD be created containing the entirety of Spescom’s delivery suitable for transferring to, and building upon AVEVA’s hardware.

AVEVA staff will travel to Spescom’s office in San Diego, to take delivery of the CDROM/DVD.  Spescom will guide AVEVA in building all functioning executables comprising eB 14.3.2sp1 on AVEVA’S hardware and verifying its operation.

Signed by	)
on behalf of Spescom:	)	/s/ Alan Kiraly
Director/Authorised Signatory

Signed by	)
on behalf of AVEVA:	)	/s/ Paul Taylor
Director/Authorised Signatory